MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of White Mountain Running, Inc., of our report dated September 15, 2008 on our audit of the financial statements of White Mountain Running, Inc. as of July 31, 2008 and December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the seven months ended July 31, 2008 and the year ended December 31, 2007 and since inception on February 16, 2006 through December 31, 2006 and from inception February 16, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
December 24, 2008